SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2013

HASCO Medical, Inc.

(Exact name of registrant as specified in its charter)

Florida	333-58326	65-0924471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15928 Midway Rd.  Addison, TX  75001

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 302-0930

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On September 4, 2013 HASCO Medical, Inc., a Florida corporation (referred to herein as “HASCO”, “we”, “us”, “our” and “the Company”) completed the acquisition of all of the outstanding capital stock of Auto Mobility Sales, Inc., a closely-held Delaware corporation (“Auto Mobility”).  Pursuant to the terms and conditions of the Stock Purchase Agreement (the “Agreement”), HASCO paid the selling shareholders of Auto Mobility a total consideration of $950,000, as follows:

1.	$600,000 in cash, and

2.	Two Promissory Notes aggregating $350,000, bearing 5% simple interest, principle and interest payable monthly over 5 years.

Founded in 2007, Auto Mobility is a leading supplier of mobility vehicles and products in southeast Florida.  With two locations in Ft. Lauderdale and Lake Worth, Auto Mobility sells new and used wheelchair vans, rents vans and provides maintenance and installation services.  In 2012, Auto Mobility recorded sales of approximately $8.4 million. The selling shareholders, Robert Desmarais and Aaron Gardner will join HASCO as President of the Auto Division and Vice President, respectively.

Within 75 days from the closing of the Agreement, we will file an amendment to this Form 8-K to include the audited annual financial statements of Auto Mobility plus pro-forma financial statements showing the effects of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASCO MEDICAL, INC.

Date: September 5, 2013	By:	/s/ Hal Compton, Jr.
Hal Compton, Jr.
Chief Executive Officer and President